Exhibit 10.1

MUTUAL AGREEMENT OF SEPARATION AND RELEASE

THIS MUTUAL AGREEMENT OF SEPARATION AND RELEASE (this “Agreement”), is made and entered into by and between Chart Industries, Inc. (the “Company”) and Jeffrey R. Lass (“Executive”) with an Effective Date as defined in Section 5.9.

W I T N E S S E T H:

WHEREAS, Executive has been employed by the Company as its Vice President, Chief Financial Officer and Treasurer pursuant to an Employment Agreement between the Company and Executive dated March 26, 2019, effective commencing on January 14, 2019 (the “Employment Agreement”), and is also a party to an indemnification agreement with the Company, dated January 14, 2019 (the “Indemnification Agreement”); and

WHEREAS, Executive has notified the Company of his resignation from his employment with the Company due to personal reasons effective August 28, 2019 (the “Date of Resignation”), and the parties have mutually agreed to certain terms of Executive’s separation; and

WHEREAS, the Company and Executive wish to resolve all matters and disputes between them arising from or relating to Executive’s employment by the Company and Executive’s cessation of employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Executive and the Company hereby agree as follows:

ARTICLE I — CONSIDERATION

Section 1.1.    Resignation from Employment. Executive, through his signature below, voluntarily resigns from his position as Vice President, Chief Financial Officer and Treasurer of the Company effective August 28, 2019 (the “Date of Resignation”). Executive further resigns from service on any board of directors or as an officer of any subsidiary of the Company effective August 28, 2019. The Company, through its execution below, hereby consents to and accepts Executive’s resignation. Executive’s employment with the Company shall terminate effective on the Date of Resignation, which shall be the “Date of Termination,” the end of the “Employment Term” and “Termination of Employment” as those terms are used in the Employment Agreement. The parties acknowledge and agree that this Agreement supersedes the terms of the Employment Agreement. Following the Date of Resignation, Executive shall have no further rights to any compensation or any other benefits under the Employment Agreement. To the extent this Agreement references provisions of the Employment Agreement, such provisions shall have effect following the Date of Resignation only to the extent expressly set forth in this Agreement.

Section 1.2.    Separation Pay. Within a week following the Effective Date of this Agreement as defined in §5.9, the Company shall make a one-time lump sum payment to Executive in the amount of Three Hundred Thousand Dollars ($300,000.00), less applicable payroll taxes and withholdings.

Section 1.3.    COBRA Coverage. Executive shall be entitled to continuation of coverage under the Company’s health/medical insurance plan at his own expense pursuant to any rights he may have under the federal Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), part VI of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended; Internal Revenue Code §4980(B)(f). Such continuation shall be afforded up to the maximum period provided by law so long as Executive submits payments for elected coverage and otherwise complies with conditions of continuation on a timely basis.

Section 1.4.    Other Benefits. The Company affirms its obligation, in connection with Executive’s Resignation, to provide the “Accrued Rights” as defined and provided in Section 8.a.(iii) of the Employment Agreement, subject to applicable payroll taxes and withholdings. The Company and Executive hereby agree that no Annual Bonus shall be due Executive for fiscal year 2019.

Section 1.5.    Equity Awards. Pursuant to the terms of their award agreements, any unvested portion of stock options, restricted stock units and performance units granted to Executive under the Company’s 2017 Omnibus Equity Plan will be forfeited upon Executive’s Termination of Employment. Executive acknowledges that no portion of any award of stock options, restricted stock units or performance units granted to Executive will have vested as of the Date of Resignation and, accordingly, Executive will forfeit the entirety of such awards.

Section 1.6.    Sale of Residence. Following the Effective Date of this Agreement as defined in §5.9, the Company shall provide Executive with assistance in selling his home in Georgia, consisting of direct reimbursement of normal and customary real estate commissions and any miscellaneous closing costs that are normally the seller’s responsibility.

Section 1.7.    Signing Bonus. Following the Effective Date of this Agreement as defined in §5.9, the Company agrees to forego any efforts to recover or collect any amounts paid to Executive as a signing bonus paid in connection with him joining the Company, such that Executive may retain the signing bonus in its entirety.

Section 1.8.    Adequacy of Consideration. Executive hereby agrees and acknowledges that the payments and benefits described in Article I of this Agreement exceed any entitlements, severance payments or other benefits that he may have by reason of his Resignation from employment with the Company, and that such payments and benefits constitute adequate consideration for all of Executive’s covenants and obligations set forth herein, including, but not limited to, the Release of Claims set forth in Article II of this Agreement and the Other Obligations of Executive set forth in Article III of this Agreement.

ARTICLE II — RELEASE OF CLAIMS

Section 2.1.    Executive’s Release. In consideration of the promises and agreements set forth herein, Executive does hereby for himself and for his heirs, executors, successors and assigns, release and forever discharge the Company, its subsidiaries, divisions, and affiliated businesses, direct or indirect, together with its and their respective officers, directors, shareholders, management, representatives, agents, employees, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, the “Company Entities”) of and from any and all claims, demands, damages, actions or causes of action, suits, claims, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination statutes or regulations, including but not limited to Title VII of The Civil Rights Act of 1964 as amended, ERISA, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act (“FMLA”), breach of any express or implied contract or promise, wrongful discharge, violation of public policy, or tort, all demands for attorney’s fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, employee benefits and claims for money, out of pocket expenses, any claims for emotional distress, defamation and humiliation, that Executive might now have or may subsequently have against the Company Entities or any of them, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of any of the Company Entities arising out of Executive’s employment and termination from employment which have occurred prior to the Effective Date of this Agreement, except those matters specifically set forth herein, and except for any health, welfare, pension or retirement benefits which may have vested on Executive’s behalf, if any. Notwithstanding the foregoing, Executive may file a charge with, testify, assist, or participate in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission or state fair employment practices agency as to the employment laws enforced by such agencies; provided, however, that Executive understands and agrees that he is waiving and releasing his rights to monetary damages under such laws by reason of his agreement to the above-stated general release language.

Section 2.2.    Age Discrimination in Employment Act/Older Workers Benefit Protection Act Release. Executive waives and releases all rights, remedies, claims and causes of action, known and unknown, he has or may have against the Company Entities for any matter related to his employment and the termination of that employment under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as amended by the Older Worker Benefit Protection Act, 29 U.S.C. § 623, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Agreement. In other words, by signing this Agreement, Executive will have none of the legal rights against the aforementioned that Executive would otherwise have under these laws.

Section 2.3.    Consideration Period. The Company hereby notifies Executive of his right to consult with his chosen legal counsel before signing this Agreement. The Company shall afford, and Executive acknowledges receiving, not less than twenty-one (21) calendar days in which to consider this Agreement to ensure that Executive’s execution of this Agreement is knowing and voluntary. In signing below, Executive expressly acknowledges that he has been afforded the opportunity to take at least twenty-one (21) days to consider this Agreement and that his execution of same is with full knowledge of the consequences thereof and is of his own free act and will.

Notwithstanding the fact that the Company has allowed Executive twenty-one (21) days to consider this Agreement, Executive may elect to execute this Agreement prior to the end of such 21-day period. If Executive elects to execute this Agreement prior to the end of such 21-day period, then by his signature below, Executive represents that his decision to accept this shortening of the time was knowing and voluntary and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Company herein, or by the Company providing different terms to any similarly-situated employee executing this Agreement prior to end of such 21-day consideration period.    The parties agree changes, whether material or immaterial, to this Agreement shall not restart the running of the twenty-one (21) day time period.

Section 2.4.    Revocation Period. Both the Company and Executive agree and recognize that, for a period of seven (7) calendar days following Executive’s execution of this Agreement, Executive may revoke this Agreement by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to Gerry Vinci, Chart Industries, Inc., 3055 Torrington Drive, Ball Ground, GA 30107, delivered or postmarked within such seven (7) day period. In the event Executive so revokes this Agreement, each party will receive only those entitlements and/or benefits that he/it would have received regardless of this Agreement.

Section 2.5.    Acknowledgments. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive has not relied on any representations of the Company or any of its representatives, directors, officers, employees and/or agents to induce Executive to enter into this Agreement, other than as specifically set forth herein and that Executive is fully competent to enter into this Agreement and has not been pressured, coerced or otherwise unduly influenced to enter into this Agreement and that Executive has voluntarily entered into this Agreement and the same is Executive’s own free act and will.

ARTICLE III — OTHER OBLIGATIONS OF EXECUTIVE

Section 3.1.    Company Property. Within 10 business days after the Date of Resignation, Executive shall return all tangible personal property belonging to the Company or its affiliates, including, but not limited to, all keys, business equipment, laptop computer, and other computer software and hardware.

Section 3.2.    Non-Disparagement. Executive and the Company each agree not to criticize, disparage, defame, or otherwise sully the character and reputation of the other in any way, including, without limitation, through any communications with other individuals, companies, associations, or the media.

Section 3.3.    Permitted Disclosure. Notwithstanding the provisions of the Employment Agreement regarding Confidentiality, which are acknowledged and re-affirmed in §3.4 of this Agreement, Executive may disclose to such persons, without limitation of any kind, who have a need to know, the tax treatment and any facts that may be relevant to the tax structure of his Termination of Employment or other transactions contemplated by this Agreement, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable federal or state securities laws, and except that, with respect to any document or other information that in either case contains information concerning the tax treatment or tax structure of such transactions as well as other information, this §3.3 shall apply only to such portions of the document or similar item that is relevant to an understanding of such tax treatment or tax structure. The Company will be permitted to disclose a summary of, and copy of, this Agreement in a Form 8-K and other public disclosures to be filed with the SEC.

Section 3.4.    Noncompetition; Non-Solicitation; Confidentiality; Intellectual Property; Specific Performance; Dispute Resolution. Executive acknowledges and reaffirms all of Executive’s obligations and the Company’s rights under Sections 10, 11, 12, and 13.b of the Employment Agreement, all of which Sections shall survive the termination of Executive’s employment and are incorporated in this Agreement by reference.

Section 3.5.    Board/Committee/Officer Resignation. Pursuant to §8.f of the Employment Agreement, Executive hereby resigns, effective as of the Date of Resignation, from any officer positions of the Company and the Board of Directors (and any committees thereof) or any officer positions of any of the Company’s affiliates.

ARTICLE IV – OBLIGATIONS OF THE COMPANY

Section 4.1.    Company Release. Except as set forth in Section 4.2 below, the Company hereby releases and forever discharges Executive and his administrators and heirs from any and all claims, demands, damages, actions or causes of action, suits, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, whether known or unknown, arising through the Effective Date out of Executive’s service to the Company, whether in his role as an executive, officer, employee and/or director, or the termination thereof.

Section 4.2.    Limitation on Release. The foregoing will not be deemed to release Executive from claims (a) to enforce Sections 10,11, 12 and 13.b. of the Employment Agreement, (b) claims arising from acts or omissions by Executive that would constitute (x) a felony, (y) a crime involving moral turpitude that could reasonably have a material adverse effect on the Company, or (z) willful malfeasance or misconduct that could reasonably have a material adverse effect on the Company, or (c) claims for any breach by Executive of the terms and conditions of this Agreement. Executive and the Company represent and warrant that he/it are not aware of any facts or circumstances that would constitute, or could be alleged to constitute, a claim described above.

Section 4.3.    Continued Obligations under the Indemnification Agreement. The Indemnification Agreement shall remain in effect following the Effective Date and the Company shall continue to honor its obligations to Executive under such agreement in accordance with its terms.

ARTICLE V — MISCELLANEOUS PROVISIONS

Section 5.1.    Entire Agreement. This Agreement contains the entire agreement between the parties hereto and, with the exception of Executive’s obligations and the Company’s rights under Sections 10, 11, 12, and 13.b of the Employment Agreement and ongoing obligations pursuant to the Indemnification Agreement, replaces and supersedes any prior agreements, contracts and/or promises, whether written or oral, with respect to the employment of Executive by the Company or its affiliates, all of which shall be of no further force and effect except to the extent provided herein. This Agreement may not be changed orally, but only in writing, signed by each of the parties hereto.

Section 5.2.    Warranty/Representation. Executive and the Company each warrant and represent that, prior to and including the Effective Date of this Agreement, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Agreement.

Section 5.3.    Invalidity. The parties to this Agreement agree that the invalidity or unenforceability of any one provision or part of this Agreement shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.

Section 5.4.    No Assignment; Headings. This Agreement is personal in nature and shall not be assigned by Executive. All payments and benefits provided Executive herein shall be made to his estate in the event of his death prior to his receipt thereof. The headings used in this Agreement are included for convenience only and shall not be used to interpret the meaning of any provision of this Agreement.

Section 5.5.    Waiver of Notice. The Company and Executive hereby agree to waive any Notice of Termination required by Section 8.e of the Employment Agreement.

Section 5.6.    Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if at the Date of Resignation Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of

Executive’s termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following the Date of Resignation (or the earliest date as is permitted under Section 409A of the Code), (ii) any reimbursements provided under this Agreement, including reimbursement of past business expenses provided under Section 1.5 of this Agreement (by reference to Section 8.a.(iii)(C) of the Employment Agreement), shall be made no later than the end of Executive’s taxable year following Executive’s taxable year in which such expense was incurred; in addition, the amounts eligible for reimbursement during any one taxable year under this Agreement may not affect the expenses eligible for reimbursement in any other taxable year under this Agreement, and (iii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax or result in an additional cost to the Company. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 5.6; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.

Section 5.7.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Section 5.8.    Governing Law; Jurisdiction. This Agreement shall be governed under the laws of the State of Delaware, without giving effect to its conflict of law principles.

Section 5.9.    Effective Date. This Agreement shall become effective only upon (a) execution of this Agreement by Executive after the expiration of the twenty-one (21) day consideration period described in Section 2.3 of this Agreement, unless such consideration period is shortened as provided in Section 2.3 of this Agreement; and (b) the expiration of the seven (7) day period for revocation of this Agreement by Executive described in Section 2.4 of this Agreement. The date on which this Agreement so becomes effective is referred to herein as the “Effective Date.”

[Remainder of page intentionally left blank.]

CAUTION!

PLEASE READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL ACTUAL AND POTENTIAL CLAIMS AGAINST THE COMPANY AND ITS AFFILIATES. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS DOCUMENT.

IN WITNESS WHEREOF, Executive and the Company agree as set forth above:

DATE OF EXECUTION BY EXECUTIVE:	AGREED TO AND ACCEPTED BY:

(Effective date of Agreement is 8th day following this date)

August 29, 2019	/s/ Jeffrey R. Lass
JEFFREY R. LASS

EXECUTION WITNESSED BY:

/s/ Sherri Lass

DATE OF EXECUTION BY COMPANY:	AGREED TO AND ACCEPTED BY

CHART INDUSTRIES, INC.

August 29, 2019	BY:	/s/ Gerald F. Vinci
	TITLE:	Vice President, Chief Human Resources Officer

EXECUTION WITNESSED BY:

/s/ Herbert Hotchkiss